UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. _)

Filed by the Registrant |X|

Filed by a Party other than the Registrant | |

Check the appropriate box:

Preliminary Proxy Statement.

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

Definitive Proxy Statement.

Definitive Additional Materials.

Soliciting Material Pursuant to Rule 14a-12.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Shares of Beneficial Interest

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the pervious filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

Pennsylvania Real Estate Investment Trust

(4)	Date Filed:

April 18, 2005

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PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 19, 2005

The Annual Meeting of Shareholders of Pennsylvania Real Estate Investment Trust will be held on Thursday, May 19, 2005 at 11:00 a.m. at the Park Hyatt Philadelphia at The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102 for the following purposes:

(1)	To elect four trustees;

(2)	To ratify the selection of KPMG LLP as our independent auditor for 2005; and

(3)	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

Our board of trustees has fixed the close of business on April 1, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

All shareholders are cordially invited to attend the meeting. Whether or not you expect to attend the meeting in person, please complete, sign, and date the enclosed proxy and return it promptly so that your shares may be voted. You may also vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Trustees

JEFFREY A. LINN
Secretary

Philadelphia, Pennsylvania
April 18, 2005

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PENNSYLVANIA REAL ESTATE INVESTMENT TRUST 200 South Broad Street Philadelphia, Pennsylvania 19102 www.preit.com

PROXY STATEMENT

The Annual Meeting of Shareholders of Pennsylvania Real Estate Investment Trust will be held on Thursday, May 19, 2005 at 11:00 a.m. at the Park Hyatt Philadelphia at The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102. We are mailing this Proxy Statement on or about April 18, 2005 to each holder of PREIT’s issued and outstanding common shares of beneficial interest entitled to vote at the meeting in order to furnish information relating to the business to be transacted at the meeting. We have mailed our Annual Report to Shareholders for the fiscal year ended December 31, 2004 together with this Proxy Statement. We have included the Annual Report for informational purposes and not as a means of soliciting your proxy.

We have fixed the close of business on April 1, 2005 as the record date for the annual meeting. All holders of record at that time of PREIT’s common shares of beneficial interest are entitled to notice of and are entitled to vote at the annual meeting and any adjournment or postponement thereof. On the record date, 36,474,699 common shares of beneficial interest were outstanding. PREIT’s outstanding 11% non-convertible senior preferred shares are not entitled to vote at the annual meeting.

VOTING AND REVOCABILITY OF PROXIES

      We hope you will attend the annual meeting. Whether or not you expect to attend the meeting in person, please complete, sign, date, and return the enclosed proxy card in the accompanying envelope, or submit your instructions by phone or by Internet, so that your shares will be represented. The envelope is addressed to our transfer agent and requires no postage. If you receive more than one proxy card because you have multiple accounts, you should sign and return all proxies received, or submit all proxies by phone or by Internet, to be sure all of your shares are voted.

      On each matter voted on at the annual meeting and any adjournment or postponement of the meeting, each record holder of shares will be entitled to one vote per share. With respect to the election of trustees, assuming a quorum is present, the four nominees receiving the highest number of votes cast at the meeting will be elected trustees. If you mark your proxy as “Withhold Authority” or “Abstain” on any matter, or if you give specific instructions that no vote be cast on any specific matter, the shares represented by your proxy will not be voted on that matter, but will count toward the establishment of a quorum.

      You may vote your shares at the annual meeting in person or by proxy. All valid proxies received before the annual meeting will be voted according to their terms. If you complete your proxy properly, whether by completing and returning a proxy card or by submitting your instructions by phone or by Internet, but do not provide instructions as to how to vote your shares, your proxy will be voted “FOR” the election of all trustees nominated by our board of trustees and “FOR” the ratification of KPMG LLP as our independent auditor. If any other business is properly brought before the annual meeting, proxies will be voted in accordance with the judgment of the persons voting the proxies. After providing your proxy, you may revoke it at any time before it is voted at the annual meeting by filing with our secretary an instrument revoking it or a duly executed proxy bearing a later date. You also may revoke your proxy by attending the annual meeting and giving notice of revocation. Attendance at the annual meeting, by itself, will not constitute revocation of a proxy.

      Some banks, brokers, and other nominee record holders might be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Investor Relations, Pennsylvania Real Estate Investment Trust, The Bellevue, 200 South Broad Street, Philadelphia, PA 19102;

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Telephone: 215-875-0735. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

We will bear the cost of preparing and soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy materials to shareholders. In addition to solicitation by mail, certain trustees, officers, and employees of PREIT and its subsidiaries may solicit proxies personally or by telephone or other electronic means without extra compensation, with the exception of reimbursement for actual expenses incurred in connection with the solicitation. The enclosed proxy is solicited by and on behalf of our board of trustees.

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PROPOSAL ONE — ELECTION OF TRUSTEES

Our board of trustees has nominated Lee H. Javitch, Mark E. Pasquerilla, John J. Roberts, and Jonathan B. Weller, the four existing Class A trustees whose terms expire at the annual meeting, for re-election at the annual meeting as Class A trustees to serve until the annual meeting to be held in the spring of 2008 and until their respective successors have been duly elected and have qualified.

If any of the foregoing nominees becomes unable to or declines to serve, the persons named in the accompanying proxy have discretionary authority to vote for a substitute or substitutes, unless our board of trustees reduces the number of trustees to be elected.

Our trust agreement provides that nominations for election to the office of trustee at any annual or special meeting of shareholders are made by our board of trustees, or by petition in writing delivered to our secretary not fewer than thirty-five days before an annual or special meeting of shareholders signed by the holders of at least two percent of the common shares outstanding on the date of the petition. Nominations not made in accordance with these procedures will not be considered, unless the number of persons properly nominated is fewer than the number of persons to be elected to the office of trustee at the meeting. In this latter event, nominations for the trustee positions that would not otherwise be filled may be made at the meeting by any person entitled to vote in the election of trustees. For more information, see “Additional Information — Board Matters,” beginning on page 21.

Our board of trustees currently consists of twelve members who serve staggered, three-year terms.

The following table presents information concerning the four nominees for the office of Class A trustee, the eight trustees who will continue in office after the annual meeting, and PREIT’s executive officers, including their ages, principal occupations, and the number of shares beneficially owned by them as of April 1, 2005.

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		Principal Occupation	Trustee	Shares Beneficially Owned on April 1, 2005(1)
Name	Age	and Affiliations	Since	Number	Percent

Nominees for the Office of Trustee

Class A Trustees; Terms to Expire in 2008

John J. Roberts	60	Former Global Managing Partner and member of Leadership Team, PricewaterhouseCoopers LLP, completing a 35 year career with the firm in 2002. Director, Armstrong Holdings, Inc., Safeguard Scientifics, Inc., and Vonage Holdings Corp. (a privately held company). Member of American Institute of CPAs. Former director of: SICOR, Inc., Philadelphia First Corporation, Greater Philadelphia Chamber of Commerce, Urban Affairs Partnership, and University City Science Center. Former member of advisory board of Kellogg School and the University of Southern California School of Accounting. Former trustee of Drexel University.	2003	3,250(2)	*

Lee H. Javitch	74	Private investor and former Chairman and Chief Executive Officer, Giant Food Stores, Inc. Director of Jewish Theological Seminary of America and Jewish Community Center of Harrison, NY. Former chairman of MAZON: A Jewish Response to Hunger, Rye Country Day School, Pennsylvania Council on Arts, and executive committee member of Boy Scouts of America.	1985	17,000(3)	*

Jonathan B. Weller	58	Vice Chairman of PREIT since June 2004. President and Chief Operating Officer of PREIT from 1993 to March 2004. From 1988 to 1993, Executive Vice President and Director of Eastdil Realty, Inc. (real estate investment banking). Member of National Association of Real Estate Investment Trusts, Urban Land Institute and International Council of Shopping Centers. Chair of Lower Merion Conservancy. Director of Ramapo for Children.	1994	172,709(4)	*

Mark E. Pasquerilla(5)	45	President and Chairman of Crown Holding Company and its various subsidiaries and affiliates since April 1999. Chairman of the Board of Trustees and Chief Executive Officer of Crown American Realty Trust from April 1999 to November 2003. Vice Chairman of Crown American Realty Trust from September 1998 to April 1999. President of the Crown American Realty Trust, its various subsidiaries and affiliates from 1993 to November 2003. President and Vice Chairman of Crown Holding Company and its various subsidiaries from 1993 to 1999. Director of AmeriServ Financial, Inc., AmeriServ Financial Bank, AmeriServ Mortgage Company, Standard Mortgage Corporation of Georgia, AmeriServ Life Insurance Company, and AmeriServ Associates, Inc. since 2001 (entities formerly known as USBANCORP, Inc. and certain of its subsidiaries). Director of Concurrent Technologies Corporation, a charitable organization.	2003	2,289,005(6)	6.0%

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		Principal Occupation	Trustee	Shares Beneficially Owned on April 1, 2005(1)
Name	Age	and Affiliations	Since	Number	Percent

Trustees Whose Terms Continue

Class B Trustees; Terms to Expire in 2006

Ronald Rubin	73	Chairman of PREIT since October 2001. Chief Executive Officer of PREIT since September 1997. Chairman and Chief Executive Officer of The Rubin Organization, Inc. (renamed PREIT-RUBIN, Inc. upon acquisition by PREIT in September 1997) from 1992 to September 1997. Trustee of International Council of Shopping Centers. Director of Exelon Corporation. Past Chairman of Center City District and past Chairman of the Greater Philadelphia Chamber of Commerce. Director of the Regional Performing Arts Center. Past President of Jewish Federation of Greater Philadelphia. Served on boards of Franklin Institute, Philadelphia Orchestra, Albert Einstein Medical Center, Tel Aviv University, American Friends of Hebrew University, Midlantic Bank (now PNC), University of the Arts and the United Jewish Appeal.	1997	1,532,162(7)	4.1%

Leonard I. Korman	69	Chairman and Chief Executive Officer, Korman Commercial Properties, Inc. (real estate development and management). Trustee of Albert Einstein Health Care Network, Thomas Jefferson University, and Korman Family Foundation. Former director or trustee of CoreStates Bank N.A., the Regional Advisory Board of First Union National Bank, and the Pennsylvania Academy of Fine Arts.	1996	365,100(8)	1.0%

Donald F. Mazziotti(5)	59	Executive Director, Portland Development Commission, since April 2001. Senior Consultant to ProDx, Inc. (technology services) since January 2001. Chief Information Officer, State of Oregon from 1998-2000. Chairman of Delta Development Group, Inc. (government relations, economic planning and management consulting) from 1995 to 1997. President of Delta Development Group, Inc. from 1988 to 1998. Member of Crown American Realty Trust Board of Trustees from 1993 to November 2003.	2003	4,307(9)	*

Stephen B. Cohen	59	Professor of Law, Georgetown University. Served on the Academic Advisory Committee to the Joint Committee on Taxation of the United States Congress.	2004	471,030(10)	1.3%

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		Principal Occupation	Trustee	Shares Beneficially Owned on April 1, 2005(1)
Name	Age	and Affiliations	Since	Number	Percent

Trustees Whose Terms Continue

Class C Trustees; Terms to Expire in 2007

George F. Rubin	62	Vice Chairman of PREIT since June 2004. President and Secretary, PREIT Services, LLC and PREIT-RUBIN, Inc. (formerly named The Rubin Organization, Inc., which was acquired by PREIT in September 1997) from September 1997 to June 2004. Trustee, member of the executive committee, and chair of the grounds and buildings committee of Lafayette College. Board Member, member of Executive Committee and Chair, Grounds and Buildings Committee of Elwyn Institute and Israel Elwyn and the Radnor Hunt. Chairman of the Board of Thorncroft Therapeutic Horseback Riding, Inc. Former treasurer of the Philadelphia Vietnam Veteran’s Memorial Committee. Appointed by the President to the Veterans Committee on Education.	1997	785,773(11)	2.1%

Rosemarie B. Greco	59	Director, Governor’s Office of Health Care Reform, Commonwealth of Pennsylvania. Founding Principal, Grecoventures Ltd. (business investment and consulting partnership). Former CEO and President, CoreStates Bank, N.A. and President, CoreStates Financial Corp. Currently director of Exelon Corporation and Sunoco, Inc. and Trustee of SEI I Mutual Funds. Former corporate director of General Accident Insurance (USA), Cardone Industries, Inc., Genuardi’s Family Markets, Inc. and Radian, Inc.; former chair of the Greater Philadelphia Chamber of Commerce, former President and CEO of Philadelphia Private Industry Council; former member of Philadelphia Planning Commission and Board of Education; former chair of Pennsylvania Workforce Investment Board; and Trustee of the University of Pennsylvania School of Nursing.	1997	11,000(12)	*

Ira M. Lubert	55	Chairman of Lubert-Adler Partners, L.P., a company specializing in private equity investments in real estate and other entrepreneurial opportunities. Co-founder and managing partner of LLR Equity Partners, L.P., a venture fund making private equity investments in mid-Atlantic growth companies and middle market special opportunity situations. Chairman of GF Management, a company that specializes in the ownership and management of underperforming hospitality properties. Co-founder of LEM Mezzanine Fund, a fund making mortgage loans, and Quaker Bio Venture, a private equity fund engaged in making health care and life science investments.	2001	7,750(13)	*

Edward A. Glickman	47	President and Chief Operating Officer of PREIT since June 2004. Executive Vice President and Chief Financial Officer of PREIT from September 1997 to June 2004. Director of the Bala Cynwyd Library.	2004	255,598(14)	*

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		Principal Occupation	Trustee	Shares Beneficially Owned on April 1, 2005(1)
Name	Age	and Affiliations	Since	Number	Percent

Non-Trustee Executive Officers

Joseph F. Coradino	53	President of PREIT Services, LLC and PREIT-RUBIN, Inc. since June 2004. Executive Vice President-Retail of PREIT from December 2001 to June 2004. Executive Vice President-Retail Division and Treasurer, PREIT-RUBIN, Inc. from November 1998 to June 2004. From September 1997 to November 1998, Senior Vice President-Retail Division and Treasurer, PREIT-RUBIN, Inc.	—	142,808(15)	*

Douglas S. Grayson	46	Executive Vice President-Development of PREIT since March 2002. Executive Vice President - Development of PREIT-RUBIN, Inc. from October 1998 to March 2002. From September 1997 to September 1998, Vice President of PREIT-RUBIN, Inc.	—	55,582(16)	*

Jeffrey A. Linn	56	Executive Vice President-Acquisitions and Secretary of PREIT since December 2001. From 1995 to December 2001, Senior Vice President-Acquisitions and Secretary of PREIT.	—	71,868(17)	*

Bruce Goldman	46	Executive Vice President-General Counsel of PREIT since December 2002, and Assistant Secretary of PREIT since April 2003. From December 2001 to November 2002, Senior Vice President-General Counsel of PREIT. From September 2000 to December 2001, Senior Vice President-Legal of PREIT. From 1997 to 2000, Vice President of New City Development, the development subsidiary of Mirage Resorts, Inc.	—	22,128(18)	*

Robert F. McCadden	47	Executive Vice President and Chief Financial Officer of PREIT since May 2004. From 2002 to May 2004, Partner of KPMG LLP. From 1993 to 2002, Partner of Arthur Andersen LLP.	—	47,356(19)	*

David J. Bryant	47	Senior Vice President-Finance and Treasurer of PREIT since September 2000. From September 1997 to September 2000, Vice President-Financial Services of PREIT.	—	29,857(20)	*

All Trustees and executive officers as a group (18 persons)	—	—	—	6,009,515(21)	14.9%

*	Less than one percent.

(1)	Unless otherwise indicated in the following footnotes, each Trustee and executive officer has sole voting and investment power with respect to all such shares.

(2)
Includes 2,000 shares that Mr. Roberts owns directly and 1,250 shares subject to exercisable options. Excludes 3,750 shares subject to options that become exercisable in three equal annual installments of 1,250 shares beginning June 6, 2005.

(3)	Includes 8,000 shares that Mr. Javitch owns directly and 9,000 shares subject to exercisable options.

(4)
Includes 152,104 shares that Mr. Weller owns directly, 20,605 shares subject to exercisable options and 200 shares held by Mr. Weller as custodian for his child under the New York Uniform Gifts to Minors Act.

(5)	In accordance with the merger agreement between PREIT and Crown American Realty Trust, PREIT’s Board of Trustees expanded the size of the Board by two in December 2003 and elected Messrs.

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Pasquerilla and Mazziotti, who were members of Crown’s board at the time of the merger, to fill the vacancies created by the expansion.

(6)
Includes 13,940 shares that Mr. Pasquerilla owns directly, 1,250 shares subject to exercisable options, 505,390 shares held by Crown Investments Trust, 65,211 shares held by Marenrico Partnership, 1,703,214 Class B units of limited partnership interest in PREIT Associates, L.P. that are held by Crown Investments Trust and are redeemable for cash or, at PREIT’s option, for a like number of shares. Mr. Pasquerilla controls Crown Investments Trust and Marenrico Partnership. Excludes 3,750 shares subject to options that become exercisable in three equal annual installments of 1,250 shares beginning December 12, 2005.

(7)
Includes 158,004 shares that Ronald Rubin owns directly, 678,417 Class A units of limited partnership interest in PREIT Associates, L.P. (49,006 of which are held by the Non-QTIP Marital Trust U/W of Richard I. Rubin (the “Marital Trust”), of which Ronald Rubin and George Rubin are beneficiaries, and 2,776 of which are owned by a corporation of which Ronald Rubin is the sole shareholder) that are redeemable for cash or, at PREIT’s option, for a like number of shares, 150,000 shares subject to exercisable options, 7,835 shares held by a trust of which Ronald Rubin is a trustee, 378,974 Class A units of limited partnership interest in PREIT Associates, L.P. that are not redeemable until June 2, 2005 (172,075 of which are held by the Marital Trust, of which Ronald Rubin and George Rubin are beneficiaries) and 153,705 Class A units that are not redeemable until February 1, 2006 (45,853 of which are held by the Marital Trust). Includes 5,227 Class A units held by Pan American Office Investments, L.P. Ronald Rubin controls and holds substantial ownership interests in Pan American Office Investments, L.P.

(8)
Includes 247,088 shares that Mr. Korman owns directly, 420 shares owned by Mr. Korman’s spouse, 90,264 shares held in trusts of which Mr. Korman is a co-trustee, 19,328 shares held by trusts of which Mr. Korman is a co-trustee and the sole beneficiary, and 8,000 shares subject to exercisable options. Mr. Korman disclaims beneficial ownership of the 90,264 shares held in trusts of which Mr. Korman is a co-trustee and the 420 shares owned by Mr. Korman’s spouse.

(9)
Includes 3,057 shares that Mr. Mazziotti owns directly and 1,250 shares subject to exercisable options. Excludes 3,750 shares subject to options that become exercisable in three equal annual installments of 1,250 shares beginning December 12, 2005.

(10)
Includes 36,317 shares that Mr. Cohen owns directly, 37,056 shares owned by an Indenture of Trust of which Mr. Cohen is a beneficiary, 243,944 shares owned by the Deed of Trust of Sylvan M. Cohen of which Mr. Cohen is a future beneficiary and 153,713 shares owned by the Sylvan M. Cohen Charitable Remainder Trust of which Mr. Cohen is a trustee. Excludes 5,000 shares subject to options that become exercisable in four equal annual installments of 1,250 shares beginning on July 29, 2005.

(11)
Includes 87,699 shares that George F. Rubin owns directly, 324,929 Class A units of limited partnership interest in PREIT Associates, L.P. (49,006 of which are held by the Marital Trust) that are redeemable for cash or, at PREIT’s option, for a like number of shares, 75,000 shares subject to exercisable options, and 7,835 shares held by a trust of which Mr. Rubin is a trustee. Also includes 900 shares held by a trust, the beneficiary of which is Mr. Rubin’s daughter, 500 shares held by Mr. Rubin’s spouse, as to both of which Mr. Rubin disclaims beneficial ownership, 202,801 Class A units of limited partnership interest in PREIT Associates, L.P. that are not redeemable until June 2, 2005 (172,074 of which are held by the Marital Trust of which Ronald Rubin and George Rubin are beneficiaries) and 86,109 Class A units that are not redeemable until February 1, 2006 (45,853 of which are held by the Marital Trust). Excludes 5,227 Class A units held by Pan American Office Investments, L.P. George Rubin holds limited partnership interests in Pan American Office Investments, L.P.

(12)	Includes 4,000 shares that Ms. Greco owns directly and 7,000 shares subject to exercisable options.

(13)	Includes 4,000 shares that Mr. Lubert owns directly and 3,750 shares subject to exercisable options. Excludes 1,250 shares subject to options that do not become exercisable until December 12, 2005.

(14)
Includes 64,630 shares that Mr. Glickman owns directly, 56,708 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT’s option, for a like number of shares, and 134,260 shares subject to exercisable options.

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(15)	Includes 104,889 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT’s option, for a like number of shares.

(16)	Includes 23,917 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT’s option, for a like number of shares.

(17)
Includes 50,868 shares that Mr. Linn owns directly, 20,000 shares subject to exercisable options, and 1,000 shares that are held by Mr. Linn as custodian for his son under the Pennsylvania Uniform Gifts to Minors Act.

(18)	Mr. Goldman directly owns all 22,128 shares.

(19)	Mr. McCadden directly owns all 47,356 shares.

(20)
Includes 6,021 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT’s option, for a like number of shares and 2,500 shares subject to exercisable options.

(21)
Includes 433,865 shares subject to exercisable options and 3,457,978 Class A and Class B units of limited partnership interest in PREIT Associates, L.P. that are or will be redeemable for cash or, at PREIT’s option, for a like number of shares. In certain instances, two Trustees beneficially own the same shares because they share voting or investment power over the shares. These shares have been counted only once in this total.

Required Vote

With respect to the election of trustees, assuming a quorum is present, the four nominees receiving the highest number of votes cast at the annual meeting will be elected trustees. If you mark your proxy as “Withhold Authority” in the election of trustees, or if you give specific instructions that no vote be cast in the election of trustees, the shares represented by your proxy will not be voted in the election of trustees, but will count toward the establishment of a quorum. Your broker may vote your shares on the election of trustees even if you do not instruct your broker how to vote.

Board Recommendation

Our board of trustees recommends that shareholders vote FOR the election of each of the nominees for trustee.

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PROPOSAL TWO —
RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The audit committee of the board of trustees has selected KPMG LLP as PREIT’s independent auditor to perform the audit of our financial statements for 2005. KPMG was our independent auditor for the year ended December 31, 2004. The firm is a registered public accounting firm. A representative of KPMG is expected to be present at the annual meeting and available to respond to appropriate questions, and will be given an opportunity to make a statement, if the representative so desires.

Although shareholder ratification of our selection of KPMG as our independent auditor is not required by our by-laws or otherwise, the board is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate practice. Despite ratification, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of PREIT.

Required Vote

Assuming a quorum is present, the proposal to ratify KPMG as PREIT’s independent auditor for 2004 will be approved if a majority of the shares present in person or by proxy and casting a vote on this proposal vote “FOR” the proposal. For purposes of the foregoing, absentions and broker non-votes shall not be deemed to be votes cast.

Board Recommendation

The audit committee of our board of trustees recommends that shareholders vote FOR the ratification of PREIT’s selection of KPMG to perform the audit of our financial statements for 2005.

PROPOSAL THREE —
OTHER MATTERS

PREIT’s management knows of no matters other than those stated above to come before the meeting. However, if any other matters should properly come before the meeting, the enclosed proxy confers discretionary authority with respect to those matters.

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ADDITIONAL INFORMATION

Summary Compensation Table

The following table shows information concerning the compensation paid by PREIT for the last three fiscal years to PREIT’s Chief Executive Officer and its four other most highly compensated executive officers.

		Annual Compensation			Long Term Compensation

Name and Principal Position	Year	Salary($)	Bonus($)		Restricted Share Awards($) (7)		LTIP Payouts($)		All Other Compensation($)

Ronald Rubin(1)	2004	500,000	300,000		1,100,000	(8)	1,200,000	(11)	164,100
Chairman,	2003	425,000	750,000	(6)	242,213	(9)	110,902	(12)	100,000
Chief Executive Officer	2002	390,000	190,000		320,637	(10)	—		100,000
and Trustee

Jonathan B. Weller(2)	2004	420,000	252,000		780,000	(8)	900,000	(11)	136,601
Vice Chairman and Trustee	2003	365,000	510,000	(6)	211,942	(9)	83,176	(12)	76,188
	2002	340,000	150,000		240,478	(10)	—		77,667

Edward A. Glickman(3)	2004	420,000	252,000		780,000	(8)	500,000	(11)	203,379
President and Chief Operating	2003	350,000	475,000	(6)	—		—		136,500
Officer and Trustee	2002	325,000	162,500		—		—		134,334

George F. Rubin(4)	2004	360,000	216,000		680,000	(8)	700,000	(11)	60,225
Vice Chairman and Trustee	2003	310,000	500,000	(6)	151,385	(9)	60,998	(12)	33,000
	2002	290,000	125,000		176,343	(10)	—		32,333

Joseph F. Coradino(5)	2004	360,000	216,000		680,000	(8)	600,000	(11)	60,686
President of PREIT	2003	300,000	480,000	(6)	136,242	(9)	58,228	(12)	28,400
Services, LLC and PREIT-	2002	280,000	125,000		168,337	(10)	—		32,333
RUBIN, Inc.

(1)
The amounts shown in the “All Other Compensation” column represent contributions by PREIT under a Supplemental Retirement Plan for Ronald Rubin. For 2004, the amount includes $64,100 of accrued interest on the deemed contributions for 2004, 2003, and 2002.

(2)
The amounts shown in the “All Other Compensation” column represent $67,249 of reimbursement for premium payments made by Mr. Weller and to compensate Mr. Weller for termination of PREIT’s obligations under its insurance agreements with Mr. Weller in 2004 and annual premium payments on life insurance provided under Mr. Weller’s employment agreement of $4,875 for 2002; payments on long-term disability insurance of $6,219 for each of 2003 and 2002, matching contributions under PREIT’s 401(k) retirement plan of $8,200 for 2004, $8,000 for 2003, and $7,333 for 2002; contributions by PREIT under a Supplemental Retirement Plan of $54,913 for 2004, $54,284 for 2003, and $51,500 for 2002; and annual rental payments of $6,239 for 2004, $7,685 for 2003, and $7,740 for 2002 for an automobile leased by PREIT for Mr. Weller’s use.

(3)
The amounts shown in the “All Other Compensation” column represent $25,000 of contributions by PREIT under a Supplemental Retirement Plan for each of 2004, 2003 and 2002 and, for 2004, accrued interest on such contributions of $62,179; matching contributions under PREIT’s 401(k) retirement plan of $8,200 for 2004, $8,000 for 2003 and $7,334 for 2002; and a credit to an account established for Mr. Glickman of $108,000 for 2004, $103,500 for 2003 and $102,000 for 2002 related to dividend equivalent rights on a notional 50,000 shares. The amounts credited to such account vested in full over the five-year period ended January 1, 2003.

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(4)
The amounts shown in the “All Other Compensation” column represent matching contributions under PREIT’s 401(k) retirement plan of $8,200 for 2004, $8,000 for 2003 and $7,333 for 2002, as well as $35,000 of contributions in 2004 and $25,000 of contributions in 2003 and 2002 by PREIT and, for 2004, accrued interest on such contributions of $17,025, under a Supplemental Retirement Plan.

(5)
The amounts shown in the “All Other Compensation” column represent matching contributions under PREIT’s 401(k) retirement plan of $8,200 for 2004, $3,460 for 2003 and $7,333 for 2002, as well as $35,000 of contributions in 2004 and $25,000 of contributions in 2003 and 2002 by PREIT and, for 2004, accrued interest on such contributions of $17,025, under a Supplemental Retirement Plan.

(6)
In addition to annual bonuses for 2003 that were paid on March 5, 2004, the amounts include bonuses paid in December 2003 and January 2004 related to work performed in connection with significant transactions completed by PREIT in 2003 of $500,000 for Ronald Rubin and $300,000 for each of Jonathan B. Weller, Edward A. Glickman, George F. Rubin and Joseph F. Coradino.

(7)
As of December 31, 2004, and based on the $42.80 closing price of PREIT’s shares on that date, aggregate individual holdings were as follows: Ronald Rubin held an aggregate of 41,851 restricted shares worth $1,791,223; Jonathan B. Weller held an aggregate of 36,742 restricted shares worth $1,572,558; Edward A. Glickman held an aggregate of 19,248 restricted shares worth $823,814; George F. Rubin held an aggregate of 29,116 restricted shares worth $1,246,165; and Joseph F. Coradino held an aggregate of 28,114 restricted shares worth $1,203,279. All of the restricted shares are entitled to voting rights and dividends.

(8)
Represents the dollar value of restricted shares, a portion of which were subject to time-based vesting and a portion of which were subject to performance-based vesting based on a price of $40.81, which was the 20 day average closing price of PREIT’s shares on the February 15, 2005 grant date. The shares vest in five equal annual installments beginning February 15, 2006, contingent on continued employment on those dates.

(9)
Represents the dollar value of restricted shares that were subject to time-based vesting based on the $30.84 closing price of PREIT’s shares on the July 11, 2003 grant date. The shares vest in five equal annual installments beginning February 15, 2004, contingent on continued employment on those dates.

(10)
Represents the dollar value of restricted shares that were subject to time-based vesting based on the $24.71 closing price of PREIT’s shares on the March 22, 2002 grant date, and which have vested in full.

(11)	Represents cash payments made on March 11, 2005 in accordance with the terms of PREIT’s 2002-2004 Long Term Incentive Plan.

(12)
Represents the dollar value of restricted shares subject to performance-based vesting pursuant to the terms of PREIT’s 2002-2004 Long-Term Incentive Plan based on the $25.64 closing price of PREIT’s shares on the February 14, 2003 vesting date.

Employment Agreements

In April 2004, PREIT created a five-person Office of the Chairman, consisting of Messrs. Ronald Rubin, Jonathan B. Weller, George F. Rubin, Edward A. Glickman and Joseph F. Coradino, intended to enable PREIT to maximize the talent and experience of its management team to further support PREIT’s growth initiatives. Upon the execution of new employment agreements, Ronald Rubin continued as PREIT’s chairman and chief executive officer, Jonathan B. Weller and George F. Rubin became vice chairmen, Edward A. Glickman became president and chief operating officer, and Joseph F. Coradino became president of PREIT Services, LLC and PREIT-RUBIN, Inc., as well as remaining PREIT’s Executive Vice President - Retail.

Ronald Rubin entered into an employment agreement with PREIT effective as of January 1, 2004 for an initial term through December 31, 2006, and extending year-to-year thereafter unless either party gives at least 120 days advance written notice that the term will not be extended. Under the agreement, Mr. Rubin serves as chairman and chief executive officer of PREIT. Mr. Rubin’s salary may be increased each year at the discretion of PREIT’s compensation committee. In accordance with the agreement, Mr. Rubin is eligible each year to

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participate in PREIT’s cash and equity incentive programs. PREIT agreed to contribute $100,000 per year to a supplemental retirement plan that will accrue interest at the rate of 10% per year, compounded annually. The amounts in the supplemental retirement plan are payable to Mr. Rubin within 60 days of the termination of his employment for any reason.

Jonathan B. Weller entered into an employment agreement with PREIT effective as of January 1, 2004 for an initial term through December 31, 2005, and extending year-to-year thereafter unless either party gives at least 120 days advance written notice that the term will not be extended. Under the agreement, Mr. Weller serves as vice chairman of PREIT. Mr. Weller’s salary may be increased each year at the discretion of PREIT’s compensation committee. In accordance with the agreement, Mr. Weller is eligible each year to participate in PREIT’s cash and equity incentive programs. PREIT also acknowledged a continuing obligation to make payments under existing split dollar insurance agreements for the benefit of Mr. Weller’s designated beneficiaries. PREIT terminated Mr. Weller’s split dollar insurance agreements following the enactment of the Sarbanes-Oxley Act of 2002 and discontinued paying premiums for the related insurance policies. On October 28, 2004, PREIT agreed to pay Mr. Weller a lump sum of $67,249 to reimburse him for the premium payments he made for the insurance policies, and to compensate him for the termination of PREIT’s obligations under the terminated agreements with respect to such insurance.

George F. Rubin entered into an employment agreement with PREIT effective as of January 1, 2004 for an initial term through December 31, 2006, and extending year-to-year thereafter unless either party gives at least 120 days advance written notice that the term will not be extended. Under the agreement, Mr. Rubin serves as vice chairman of PREIT. Mr. Rubin’s salary may be increased each year at the discretion of PREIT’s compensation committee. In accordance with the agreement, Mr. Rubin is eligible each year to participate in PREIT’s cash and equity incentive programs. PREIT agreed to contribute $35,000 per year to a supplemental retirement plan that will accrue interest at the rate of 10% per year, compounded annually. The amounts in the supplemental retirement plan are payable to Mr. Rubin within 60 days of the termination of his employment for any reason.

Edward A. Glickman entered into an employment agreement with PREIT on November 10, 2000. Mr. Glickman entered into an amendment to his employment agreement effective as of January 1, 2004. The employment agreement, as amended, provides that Mr. Glickman is to serve as president and chief operating officer of PREIT. The term of the employment agreement was made retroactively effective to January 1, 1999 and extended until September 30, 2002, whereupon it automatically renewed for an additional two-year period, which it will continue to do every other September 30 unless and until either party gives notice of termination at least one year prior to the end of the then current term. Mr. Glickman’s salary for 2004 was $420,000, and, under the employment agreement, his salary increases by at least $25,000 per year on the first day of each January during the term. Mr. Glickman achieved the performance goals for 2004 and, accordingly, received the full potential bonus payable with respect to 2004. In accordance with the agreement, PREIT granted Mr. Glickman (i) 25,000 restricted shares that vested in full over the five-year period ended January 1, 2004, (ii) an incentive stock option to purchase 11,210 shares at $17.94 per share that vested in full over the two-year period ended January 1, 2004, (iii) a nonqualified stock option to purchase 88,790 shares at $17.94 per share that vested in full over the five-year period ended January 1, 2004, and (iv) 50,000 dividend equivalent rights that vested in full over the five-year period ended January 1, 2004. PREIT has agreed to contribute $25,000 per year to a supplemental executive retirement plan that will accrue interest at the rate of 10% per year, compounded annually, payable to Mr. Glickman within 60 days of the termination of his employment for any reason.

Joseph F. Coradino entered into an employment agreement with PREIT effective as of January 1, 2004 for an initial term through December 31, 2006, and extending year-to-year thereafter unless either party gives at least 120 days advance written notice that the term is not to be extended. Under the agreement, Mr. Coradino serves as Executive Vice President - Retail of PREIT. Mr. Coradino’s salary may be increased each year at the discretion of PREIT’s compensation committee. In accordance with the agreement, Mr. Coradino is eligible each year to participate in PREIT’s cash and equity incentive programs. PREIT agreed to contribute $35,000 per year to a supplemental retirement plan that will accrue interest at the rate of 10% per year, compounded annually. The amounts in the supplemental retirement plan are payable to Mr. Coradino within 60 days of the termination of his employment for any reason.

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The employment agreements described above contain provisions addressing the consequences of a termination of each executive’s employment. With respect to each executive other than Mr. Glickman, if PREIT terminates the executive’s employment without specified cause, or if the executive terminates his employment for specified good reason (including the delivery by PREIT of notice that the term of the agreement will not be renewed), the executive is entitled to a lump-sum severance payment equal to three times the sum of the executive’s then current salary plus a portion of the executive’s average bonuses for the last three years prorated through the date of termination. For purposes of the preceding sentence, the phrase “average bonus for the last three years” means the average percentage of the executive’s salary represented by his annual bonus paid in each of the prior three years, multiplied by his then current salary. In the same circumstances, Mr. Glickman is entitled to three times the sum of his then current salary plus the average of his annual bonus over the last three years. Additionally, Mr. Glickman is entitled to terminate his employment for good reason within specified time periods if Ronald Rubin ceases to be PREIT’s chief executive officer for any reason or if Mr. Glickman is not offered a new three-year employment agreement following a change of control providing for the same title and responsibilities and the same or greater compensation and benefits as in effect immediately before the change of control.

If an executive dies or becomes disabled during the term of his employment agreement, the executive or his estate is entitled to continue to receive his then-current salary (offset, in the case of disability, by payments under disability policies) for the longer of the remainder of the term or one year (three years with respect to Ronald Rubin and, in the case of Mr. Glickman two years, or six months, respectively, as a result of disability or death), and to receive a prorated portion of any bonus payable with respect to established performance goals that the PREIT achieves in the year of the executive’s disability or death.

Additionally, the employment agreements provide that, if PREIT terminates the employment of any of the executives without cause, if the executive terminates his employment for good reason or if the executive dies or becomes disabled:

•	the executive’s restricted shares and options immediately become vested; and

•	the executive, (and in some cases, his dependents), is entitled to continuing medical benefits for a specified period of time.

The employment agreements also provide that, in the event any payments to such executives result in the imposition on them of an excise tax under Section 4999 of the Internal Revenue Code, PREIT will pay to such executive an additional amount equal to the full amount of the excise tax (one half of the excise tax with respect to Mr. Glickman).

Stock Options

The following table presents information as to the exercise of options to purchase shares and the fiscal year-end value of unexercised options for all of the persons named in the Summary Compensation Table. None of the persons named in the Summary Compensation Table were granted options during 2004.

Aggregate Option Exercises in 2004
and December 31, 2004 Option Values

	Shares Acquired On Exercise	Value Realized

			Number of Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004 (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Ronald Rubin	—	—	150,000	0	$2,608,500	—
Jonathan B. Weller	39,395	$657,653	20,605	0	425,005	—
Edward A. Glickman	—	—	134,260	0	3,091,781	—
George F. Rubin	—	—	75,000	0	1,304,250	—
Joseph F. Coradino	—	—	0	0	—	—

(1)
In-the-money options are those where the fair market value of the underlying securities exceeds the exercise price of the option. The dollar values of the options are calculated by determining the difference

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between the exercise price of the options and the closing price of the PREIT’s common shares on December 31, 2004, which was $42.80 per share.

Equity Compensation Plans

The following table summarizes PREIT’s equity compensation plans as of December 31, 2004:

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (1)

Equity compensation plans approved by shareholders	469,009	(2)	$23.33	2,353,710	(3)
Equity compensation plans not approved by shareholders	—	(4)	—	32,000
Total	469,009		$23.33	2,385,710

(1)	Does not include shares reflected in the column entitled “Number of shares to be issued upon exercise of outstanding options, warrants and rights” in the table above.

(2)	Does not include 329,964 restricted shares awarded under PREIT’s 1999 and 2003 Equity Incentive Plans that were outstanding and unvested at December 31, 2004.

(3)
Includes 2,121,287 shares available for awards under PREIT’s 2003 Equity Incentive Plan as of December 31, 2004. The 2003 plan was adopted by PREIT’s board of trustees and shareholders in 2003 and authorized PREIT to issue up to 2,500,000 shares in connection with awards of restricted shares, options, share appreciation rights, performance shares, contract shares, bonus shares and dividend equivalent rights. PREIT may make awards under the 2003 plan to its non-employee trustees, officers and other key employees. The compensation committee of PREIT’s board of trustees administers the 2003 Plan. Also includes 232,423 shares available for issuance under PREIT’s employee share purchase plans as of December 31, 2004.

(4)
Does not include 10,996 restricted shares awarded under PREIT’s Restricted Share Plan for Non-Employee Trustees that were outstanding and unvested at December 31, 2004. The Restricted Share Plan for Non-Employee Trustees was adopted in 2002 and authorized PREIT to issue to its trustees who are not employees of PREIT or any of its affiliates up to 50,000 restricted shares. The plan provides for the automatic grant of 1,000 shares to each non-employee trustee on January 31 of each year. As of December 31, 2004, 18,000 restricted shares had been granted under the plan. The restricted shares vest in three approximately equal annual installments so long as the recipient remains a trustee of PREIT. The plan is administered by the compensation committee of PREIT’s board of trustees and is PREIT’s only equity compensation plan that was not approved by PREIT’s shareholders.

Transactions with Management

TRO Transaction

On September 30, 1997, PREIT acquired The Rubin Organization, Inc. (“TRO”) (which was subsequently renamed PREIT-RUBIN, Inc.), a commercial real estate development and management firm, in exchange for 200,000 units of limited partnership interest in PREIT Associates, L.P. and a contingent obligation to issue up to 800,000 additional units over a five-year period based on the levels of PREIT’s funds from operations (“FFO”) per share during such period. As part of the TRO Transaction, PREIT acquired or became obligated to acquire, in exchange for additional units, the interests of certain affiliates of TRO (the “TRO Affiliates”), or their rights or obligations to acquire interests, in (1) three existing shopping centers or portions thereof, and two shopping centers then under construction (the “Development Properties”); and (2) the pre-development rights, subject to the obligations of certain TRO Affiliates, in certain additional proposed shopping centers (the “Predevelopment Properties”). In addition, PREIT hired many of the TRO Affiliates, including Ronald Rubin, George F. Rubin,

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Edward A. Glickman, Joseph F. Coradino, Douglas S. Grayson and David J. Bryant. Each of these individuals serves as an executive officer of PREIT, and Ronald Rubin, George F. Rubin, and Edward A. Glickman currently serve as trustees of PREIT.

PREIT’s board of trustees received an opinion from Lehman Brothers that the consideration to be paid was fair from a financial point of view, and PREIT’s shareholders approved PREIT’s completion of the TRO Transaction at a special meeting of shareholders held on September 29, 1997. At the closing of the TRO Transaction, in exchange for their direct and indirect interests in TRO and certain of the Development Properties: (1) Ronald Rubin received, directly or indirectly, 144,359 limited partnership units of PREIT Associates, L.P.; (2) George F. Rubin received, directly or indirectly, 86,462 units; (3) Edward Glickman received 13,633 units; (4) Joseph F. Coradino received 28,691 units; (5) Douglas S. Grayson received 5,968 units; and (6) David J. Bryant received 1,639 units. The amounts shown above for each of Ronald Rubin and George F. Rubin include 12,167 units held by a trust of which both are beneficiaries.

In connection with the TRO Transaction, PREIT established a special committee (the “Special TRO Committee”) of disinterested trustees, consisting of Leonard I. Korman, Chair, Rosemarie B. Greco and Jeffrey P. Orleans, a former trustee, for the purpose of addressing and resolving any matters pertaining to the 800,000 additional units that were issuable after the closing of the TRO Transaction. In 2002, the role of the Special TRO Committee was expanded to include addressing and resolving any matters pertaining to the Development Properties and the Predevelopment Properties.

As stated above, the TRO Transaction entitled the TRO Affiliates to receive up to 800,000 additional units based on PREIT’s FFO for the five-year period beginning September 30, 1997. All 665,000 units attributable to the period beginning September 30, 1997 and ending December 31, 2001 were issued to the TRO Affiliates. The determination regarding the remaining 135,000 units attributable to the period from January 1, 2002 through September 30, 2002 was deferred until March 2004. In March 2004, the Special TRO Committee determined that 76,622 of these 135,000 units should be issued. Because the issuance of these units was deferred until March 2004, PREIT also paid to the TRO Affiliates $253,671 in cash in respect of distributions that would have been paid on the units, plus interest.

The TRO Affiliates also were eligible to receive additional units in respect of PREIT’s payment for the Development and Predevelopment Properties. In December 2003, in exchange for the remaining 11% interest in a parcel related to Northeast Tower Center, which was one of the Development Properties, Ronald Rubin received 4,551 units and George F. Rubin received 1,738 units. In March 2004, the Special TRO Committee determined that 37,549 units should be issued to the TRO Affiliates in respect of the Development Properties. Because the issuance of these units was deferred until March 2004, PREIT also paid to the TRO Affiliates $342,393 in cash in respect of distributions that would have been paid on the units from the completion date of the applicable property through March 25, 2004, plus interest. Also in March 2004, the Special TRO Committee determined that 165,739 units were issuable to the TRO Affiliates in respect of the Predevelopment Properties. Because the issuance of these units was deferred until March 2004, PREIT also paid to the TRO Affiliates $1,635,607 in cash in respect of distributions that would have been paid on the units from the completion date of the applicable property through March 25, 2004, plus interest.

In connection with the Special TRO Committee’s determinations to issue the units and make the cash payments in March 2004 as described above, in the aggregate (1) Ronald Rubin received 104,282 units and $819,561 in cash; (2) George F. Rubin received 46,336 units and $362,535 in cash; (3) Joseph F. Coradino received 19,133 units and $150,105 in cash; (4) Edward A. Glickman received 11,272 units and $88,771 in cash; (5) Douglas S. Grayson received 5,529 units and $42,920 in cash; and (6) David J. Bryant received 1,277 units and $59,772 in cash ($50,000 of which was allocated to Mr. Bryant by the TRO Affiliates for his efforts in connection with the determination of the final payments). The TRO Affiliates have agreed in writing that they are not entitled to any additional consideration in respect of the TRO Transaction. However, PREIT’s board must determine whether PREIT will purchase or continue to lease art work and other property at its principal executive office that the former TRO Affiliates leased to PREIT for a nominal amount for a term of five years beginning at the closing of the TRO Transaction.

Holders of units generally receive distributions at the approximate times, and in the same amounts, as PREIT pays dividends to its shareholders. Units may be redeemed by their holders for an amount per unit equal to

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the average closing price of a PREIT common share on the twenty trading days immediately before the date notice of redemption is received by PREIT in its capacity as general partner of PREIT Associates, L.P. PREIT has the right to acquire any units tendered for redemption for cash or PREIT shares, on the basis of one share for each unit, subject to adjustments for share splits and other capital changes. All of the units issued to the TRO Affiliates were Class A units, meaning that they may not be redeemed until one year after their respective dates of issuance.

New Castle Transaction

On April 28, 2003, PREIT (through exchange intermediaries for purposes of complying with the provisions of Section 1031 of the Internal Revenue Code) acquired Moorestown Mall, The Gallery at Market East and Exton Square Mall from affiliated companies of The Rouse Company (“Rouse”) in exchange for cash and the assumption of mortgage debt on certain of those malls. Also on April 28, 2003, New Castle Associates acquired Cherry Hill Mall from Rouse in exchange for New Castle Associates’ interest in Christiana Mall, cash and the assumption by New Castle Associates of mortgage debt on Cherry Hill Mall. One of the partners of New Castle Associates, which was both the sole general partner and a limited partner of New Castle Associates, is Pan American Associates, which is controlled by Ronald Rubin and George F. Rubin.

Also on April 28, 2003, PREIT acquired 49% of the aggregate partnership interests in New Castle Associates from partners of New Castle Associates other than Pan American Associates, in exchange for an aggregate of 585,422 units of limited partnership interest of PREIT Associates, L.P. Subsequently, PREIT increased its aggregate ownership interest in New Castle Associates to approximately 73% by acquiring an additional ownership interest directly from New Castle Associates in exchange for a cash investment in New Castle Associates of approximately $30.8 million. This cash investment was used by New Castle Associates to pay the majority of the cash portion of the purchase price and associated costs for Cherry Hill Mall.

PREIT also obtained an option, exercisable commencing April 30, 2004 and expiring October 27, 2004, to acquire the remaining interests in New Castle Associates, including that of Pan American Associates, in exchange for an aggregate of 609,317 additional units. In May 2004, PREIT exercised the option. As a result, PREIT now owns 100% of New Castle Associates.

In connection with PREIT’s acquisition of its interest in New Castle Associates, Pan American Associates ceased to be a general partner of New Castle Associates and PREIT designated one of its own affiliates as the sole general partner. Certain former partners of New Castle Associates not affiliated with PREIT exercised their special right to redeem for cash an aggregate of 261,349 units issued to such partners at closing, and PREIT paid to those partners an aggregate amount of approximately $7.7 million. PREIT also granted registration rights to the partners of New Castle Associates with respect to PREIT shares into which the units issued or to be issued to them could be converted, other than those units redeemed for cash following the closing.

To facilitate the exchange of Christiana Mall for Cherry Hill Mall, PREIT waived any right of first refusal that it may have had with respect to the sale of Christiana Mall by New Castle Associates. Upon the sale of Christiana Mall by New Castle Associates, PREIT’s management and leasing agreement for that property was terminated, and PREIT received a brokerage fee of $2.0 million from New Castle Associates in respect of the exchange of Christiana Mall for Cherry Hill Mall. PREIT also entered into a new management and leasing agreement with New Castle Associates for Cherry Hill Mall, which provided for a fee of approximately 5.25% of all rents and other revenues received by New Castle Associates from the ownership of Cherry Hill Mall. This agreement was terminated in connection with PREIT’s acquisition of the remaining interests in New Castle Associates in May 2004.

A special committee of PREIT’s board of trustees comprised of all five of its non-management trustees (before the election of John J. Roberts, Donald F. Mazziotti and Mark E. Pasquerilla as additional non-management trustees in 2003 and the appointment of Stephen B. Cohen to replace Jeffrey P. Orleans as a non-management trustee in 2004) was formed to consider the fairness of the New Castle Associates contribution transaction (including the relevant elements of the Rouse transaction), and the special committee approved those transactions.

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PREIT has agreed to provide tax protection related to its acquisition of New Castle Associates to the prior owners of New Castle Associates for a period of eight years following the closing. Ronald Rubin and George F. Rubin are beneficiaries of this tax protection agreement.

Crown Transaction

In accordance with the merger agreement between PREIT and Crown American Realty Trust (the “Merger Agreement”), PREIT’s board of trustees expanded the size of the board by two in December 2003 and elected Messrs. Pasquerilla and Mazziotti, who were members of Crown’s board at the time of the merger, to fill the vacancies created by the expansion.

In connection with the execution of the Merger Agreement, Crown and Crown American Properties, L.P., a limited partnership of which Crown was the sole general partner before the Merger (“CAP”), entered into a distribution agreement (the “Crown Distribution Agreement”), PREIT and PREIT Associates, L.P. entered into a contribution agreement (the “PREIT Contribution Agreement”) and CAP and PREIT Associates, L.P. entered into a contribution agreement (the “CAP Contribution Agreement”), each dated as of May 13, 2003. Pursuant to the Crown Distribution Agreement, two business days before the closing of the Merger, CAP distributed Crown’s proportionate interest in all of CAP’s assets and substantially all of CAP’s liabilities (the “Distributed Share”) to Crown in complete liquidation of Crown’s partnership interests in CAP, including its general partner interest. Following this distribution transaction, Crown was replaced as the general partner of CAP by Crown American Investment Company (“CAIC”), an entity controlled by Mr. Pasquerilla, who at the time was Crown’s chairman and chief executive officer. CAP’s sole limited partners following the distribution transaction are CAIC and Crown Investments Trust (“CIT”), which also is controlled by Mr. Pasquerilla.

Pursuant to the PREIT Contribution Agreement, immediately after the closing of the Merger, PREIT contributed the Distributed Share (to which PREIT succeeded in the merger) to PREIT Associates, L.P. in exchange for approximately 11,725,175 common units and 2,475,000 preferred units. The number of common and preferred units received by PREIT equals the number of common shares and preferred shares that PREIT issued to the former Crown common and preferred shareholders in the Merger. Pursuant to the CAP Contribution Agreement, immediately after the closing of the Merger, CAP contributed the remaining interest in all of CAP’s assets, excluding a portion of CAP’s interest in two partnerships, and substantially all of CAP’s liabilities to PREIT Associates, L.P. in exchange for 1,703,214 units.

As a result of the distribution from CAP to Crown, followed by the merger of Crown with and into PREIT, followed by the contributions by PREIT and CAP to PREIT Associates, L.P., PREIT Associates, L.P. acquired substantially all of CAP’s assets and liabilities other than an 11% interest in the capital and 1% interest in the profits of two partnerships that own 14 shopping malls. CAP’s retained interest in the two partnerships (the “Retained Interest”) entitles CAP to a quarterly cumulative preferred distribution of $184,300 and is subject to a put-call arrangement between CAP and PREIT Associates, L.P. pursuant to which PREIT Associates, L.P. has the right to require CAP to contribute the Retained Interest to PREIT Associates, L.P. following the 36th month after the closing of the Merger (the closing took place in November 2003) and CAP has the right to contribute the Retained Interest to PREIT Associates, L.P. following the 40th month after the closing of the Merger, in each case in exchange for 341,297 additional units.

In connection with the execution of the Merger Agreement, CAP and CIT entered into an Agreement of Exchange, dated as of May 13, 2003. Pursuant to the exchange agreement, immediately before the distribution of the Distributed Share from CAP to Crown, CAP transferred Pasquerilla Plaza in Johnstown, Pennsylvania, where Crown formerly maintained its executive offices, to CIT in exchange for 14 unimproved parcels of property adjacent to three of Crown’s malls and approximately $1.25 million in cash. PREIT entered into a lease with CIT with respect to certain space in Pasquerilla Plaza for use in connection with PREIT’s post-closing transition activities, which now covers only a small amount of space. Rental payments on this lease in 2004 totaled $146,803. In the third quarter of 2004, after obtaining the review and approval of the independent trustees of PREIT, PREIT sold certain personal property in Crown’s former headquarters to an entity controlled by Mr. Pasquerilla for approximately $0.4 million. The Company did not recognize any gain or loss on the sale of the personal property. PREIT also contracted with an entity controlled by Mr. Pasquerilla to provide information technology support and tax services to PREIT at Pasquerilla Plaza during the transition period, which is substantially complete. Payments for these support services in 2004 totaled $147,262. Following the conclusion

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of the transition period, the entity controlled by Mr. Pasquerilla has exercised its option to obtain from PREIT much of the information technology equipment, either through assumption of remaining lease payments for the equipment, meeting the buyout terms of leases or through direct purchase from PREIT. Details of this transaction are in the process of being finalized.

In connection with the execution of the Merger Agreement, cash flow support obligations of Mr. Pasquerilla and entities affiliated with Mr. Pasquerilla (the “Pasquerilla Group”) to Crown and CAP were terminated in consideration for a reduction in the Pasquerilla Group’s economic interest in CAP. In addition, the Pasquerilla Group entered into an indemnification agreement with PREIT, dated as of May 13, 2003, whereby the Pasquerilla Group agreed to indemnify PREIT for certain liabilities that PREIT may incur as a result of various transactions among the Pasquerilla Group, on the one hand, and Crown and CAP, on the other hand. The indemnification agreement also provides for certain participation rights for PREIT in any net proceeds received by the Pasquerilla Group upon the resale of Oak Ridge Mall or Pasquerilla Plaza in excess of specified amounts within specified time periods.

PREIT also entered into a tax protection agreement with the members of the Pasquerilla Group in connection with the Merger. Under this tax protection agreement, PREIT agreed not to dispose of certain protected properties acquired in the Merger in a taxable transaction until the earlier of November 20, 2011 or the date on which the Pasquerilla Group collectively owns less than 25% of the aggregate of the shares and units that they acquired in the Merger. If PREIT violates the tax protection agreement during the first five years of the protection period, it would owe as damages the sum of the hypothetical tax owed by the Pasquerilla Group, plus an amount intended to make the Pasquerilla Group whole for taxes that may be due upon receipt of those damages. From the end of the first five years through the end of the tax protection period, damages are intended to compensate the affected parties for interest expense incurred on amounts borrowed to pay the taxes incurred on the prohibited sale. If PREIT were to sell properties in violation of the tax protection agreement, the amounts that PREIT would be required to pay to the Pasquerilla Group could be substantial.

The members of the Pasquerilla Group entered into several additional agreements with PREIT in connection with the closing of the Merger. These agreements include (1) a shareholder agreement, under which the Pasquerilla Group agreed that, for a period of five years and nine months following the closing of the Merger, if any of them transfer the PREIT common shares received by the Pasquerilla Group in connection with the Merger or the related transactions other than in accordance with the terms of the shareholder agreement, they will forfeit a portion of their rights under the tax protection agreement or, in certain circumstances, Mr. Pasquerilla can elect to surrender his seat on PREIT’s board of trustees in lieu of forfeiting a portion of the rights under the tax protection agreement; (2) a registration rights agreement, under which PREIT granted to the Pasquerilla Group certain registration rights in respect of the PREIT common shares and the PREIT common shares underlying units of limited partnership interest in PREIT Associates, L.P. received by the Pasquerilla Group in connection with the Merger and the related transactions; (3) a standstill agreement, under which the Pasquerilla Group agreed to certain restrictions on their ability to acquire additional securities of PREIT or otherwise seek, alone or together with others, to acquire control of the board of trustees of PREIT, which restrictions will remain in place until the later of the eighth anniversary of the closing of the Merger or such time as Mr. Pasquerilla no longer serves as a trustee of PREIT; (4) a non-competition agreement, under which the Pasquerilla Group agreed that, for a period of eight years following the closing of the Merger, they will not engage in certain activities that would be competitive with PREIT, solicit PREIT’s employees or induce PREIT’s business contacts to curtail or terminate their business relationship with PREIT; and (5) an intellectual property license agreement, under which certain members of the Pasquerilla Group granted a non-exclusive, non-assignable, non-transferable, non-sublicenseable, royalty-free license for PREIT and its affiliates to use certain intellectual property and domain names associated with the Crown name and logo.

Cumberland Mall Transaction

On October 8, 2004, PREIT signed an agreement to purchase 100% of the partnership interests in Cumberland Mall Associates, a New Jersey limited partnership that owns the Cumberland Mall in Vineland, New Jersey. On February 1, 2005, the Company completed this purchase and the purchase of a vacant 1.7 acre parcel adjacent to the mall.

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The total price paid for the mall and the adjacent undeveloped parcel was approximately $59.5 million, including the assumption of approximately $47.7 million in mortgage debt. PREIT paid the approximately $0.9 million purchase price of the adjacent parcel in cash. After certain closing adjustments, the remaining portion of the purchase price for the mall was approximately $11.0 million, which was paid using units issued by PREIT’s operating partnership that were valued based on the average of the closing price of the Company’s common shares on the ten consecutive trading days immediately before the closing date of the transaction.

PREIT-RUBIN, Inc. has managed and leased Cumberland Mall since 1997 for Cumberland Mall Associates. Ronald Rubin and George F. Rubin controlled and had a substantial ownership interest in Cumberland Mall Associates and the entity that owns the adjacent undeveloped parcel. Accordingly, a committee of non-management trustees was organized to evaluate the transactions on behalf of the Company. The committee obtained an independent appraisal and found the purchase price to be fair to PREIT. The committee also approved the reduction of the fee payable by Cumberland Mall Associates to PREIT-RUBIN, Inc. under the existing management agreement upon the sale of the mall from 3% of the purchase price to 1% of the purchase price. PREIT’s Board of Trustees also approved the transaction.

PREIT has agreed to provide tax protection related to its acquisition of Cumberland Mall Associates to the prior owners of Cumberland Mall Associates for a period of eight years following the closing. Ronald Rubin and George F. Rubin are beneficiaries of this tax protection agreement.

Other Transactions

PREIT-RUBIN, Inc. currently provides management, leasing and development services for 12 properties owned by partnerships in which certain officers and trustees of PREIT and PREIT-RUBIN, Inc. have indirect ownership interests. Total revenues earned by PREIT-RUBIN, Inc. for such services were $2.0 million for the year ended December 31, 2004. As of December 31, 2004, $0.2 million was due from these partnerships, $0.1 million of which was collected subsequent to December 31, 2004. PREIT-RUBIN, Inc. holds a note receivable from a related party with a balance of $0.1 million that is due in installments through 2010 and bears an interest rate of 10% per annum.

PREIT leases its principal executive offices from Bellevue Associates (the “Landlord”), an entity in which certain PREIT officers and trustees have an interest. Total rent expense under this lease was $1.4 million for the year ended December 31, 2004. Ronald Rubin and George F. Rubin, collectively with members of their immediate families, own approximately a 50% interest in the Landlord.

On September 22, 2004, PREIT entered into a Second Amendment, effective June 1, 2004, to the Office Lease (as amended, the “Office Lease”) with the Landlord. Among other things, the amendment increases PREIT’s rentable space under the Office Lease to a total of approximately 68,100 square feet, which includes approximately 42,700 square feet previously leased from the Landlord, approximately 15,400 square feet previously subleased from another tenant, and approximately 10,000 square feet of new space. The term of the Office Lease is 10 years, commencing November 1, 2004. PREIT has the option to renew the lease for up to two additional five year periods at the then-current fair market rate calculated in accordance with the terms of the Office Lease. In addition, PREIT has the right on one occasion at any time during the seventh lease year to terminate the Office Lease upon the satisfaction of certain conditions. Effective June 1, 2004, base rent is $1.4 million per year during the first five years of the Office Lease and $1.5 million per year during the second five years.

PREIT uses an airplane in which Ronald Rubin owns a fractional interest. PREIT paid $0.1 million in 2004 for flight time used by employees on PREIT-related business.

Ronald Rubin and George F. Rubin are brothers. Two of George F. Rubin’s sons, Daniel Rubin and Timothy Rubin, are employed by subsidiaries of PREIT. Daniel Rubin’s annual salary in 2004 was approximately $100,000 and in 2005 is $110,000. Timothy Rubin’s annual salary in 2004 was $190,000 and in 2005 is $200,000. In addition, Daniel Rubin received 2,000 shares in 2005 valued at $81,500, and Timothy Rubin received 4,000 restricted shares in 2004 valued at approximately $145,000 and 4,000 restricted shares in 2005 valued at approximately $163,000, and his bonus for 2004 was $125,000.

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Board Matters

PREIT has a standing compensation committee, a standing audit committee and a standing nominating and governance committee. PREIT’s by-laws authorize the establishment of a standing executive committee to consist of three members. PREIT’s board of trustees has not yet appointed any members to the executive committee.

The compensation committee, which is comprised of Leonard I. Korman, Chair, Rosemarie B. Greco, Lee H. Javitch, and Ira M. Lubert, met eight times during 2004. The principal duties of the compensation committee are to review and approve goals and objectives relevant to the compensation of PREIT’s chief executive officer and other executive officers, to evaluate performance against these goals and objectives and to set compensation accordingly and in light of existing agreements, to make recommendations to PREIT’s board of trustees regarding incentive compensation and equity-based plans, and to administer these plans.

The audit committee, which is comprised of John J. Roberts, Chair, Stephen B. Cohen, Lee H. Javitch, and Donald F. Mazziotti, met seven times during 2004. The principal duties of the audit committee are to oversee PREIT’s accounting and financial reporting processes and the audit of PREIT’s financial statements, to select and retain independent auditors, to review with management and the independent auditors PREIT’s annual financial statements and related footnotes, to review PREIT’s internal audit activities, to review with the independent auditors the planned scope and results of the annual audit and their reports and recommendations, and to review with the independent auditors matters relating to PREIT’s system of internal controls.

The nominating and governance committee, which is comprised of Ira M. Lubert, Chair, Leonard I. Korman, Rosemarie B. Greco, and John J. Roberts, met three times during 2004. The principal duties of the nominating and governance committee are to identify individuals qualified to become trustees of PREIT, recommend trustee nominees and trustee committee appointments to the board, and develop and recommend a set of governance principles applicable to PREIT.

The nominating and governance committee chooses candidates for the office of trustee without regard to sex, race, religion, or national origin, and its charter specifies the following minimum qualifications, qualities, and skills that a committee-recommended nominee must possess: the highest character and integrity; sufficient experience to enable a meaningful contribution to PREIT and its board of trustees; and sufficient time available to devote to PREIT’s affairs and to carry out the responsibilities of a trustee. The nominating and governance committee does not solicit recommendations from shareholders regarding trustee nominee candidates, but will consider any such recommendation received in writing and accompanied by sufficient information to enable the nominating and governance committee to assess the candidates’ qualifications, along with confirmation of the candidates’ consent to serve as a trustee if elected. Such recommendations should be sent care of Bruce Goldman, Executive Vice President-General Counsel, Pennsylvania Real Estate Investment Trust, The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102. Any recommendation received from shareholders after January 1 of any year will not be considered until the following year. In addition to considering candidates recommended by shareholders, the committee considers potential candidates recommended by PREIT’s current trustees and officers, and may utilize independent search firms to assist in identifying candidates. The committee screens all candidates in the same manner regardless of the source of the recommendation, but only shareholder recommendations are subject to the January 1 deadline for submission for consideration in any given year. In each case, the committee determines whether a recommended candidate meets PREIT’s minimum qualifications and possesses the qualities and skills for trustees and whether requesting additional information or an interview is appropriate.

In addition to PREIT’s board and committee meetings, the non-management members of PREIT’s board meet separately at regularly scheduled meetings. The presiding member of these meetings rotates at each meeting. In addition to the regularly scheduled meetings of the non-management members of PREIT’s board of trustees, PREIT’s independent trustees meet separately at least once per year.

Any interested party wishing to communicate with PREIT’s board of trustees, the non-management trustees, or any individual PREIT trustee on a confidential basis may do so in writing addressed, as applicable, to the board, the non-management trustees, or the individual trustee and sent care of Bruce Goldman, Executive Vice President-General Counsel, Pennsylvania Real Estate Investment Trust, The Bellevue, 200 South Broad Street,

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Philadelphia, Pennsylvania 19102. PREIT’s General Counsel will review any such communication and will deliver all such communications to the addressee.

When duly constituted, the executive committee will be authorized to exercise all of the powers and authority of the board of trustees between meetings of the board of trustees, except for matters that expressly are reserved by PREIT’s bylaws to the full board of trustees or to another committee of the board of trustees.

The board of trustees met nine times in 2004. All of the trustees attended at least 75% of board and applicable committee meetings in 2004. The board’s policy is that trustees are expected to attend PREIT’s annual meeting of shareholders. Last year, all of the trustees other than Donald F. Mazziotti and Jeffrey P. Orleans attended the annual meeting.

Each trustee who is not an officer of PREIT receives an annual retainer for 2005 of $25,000, plus $1,500 per board of trustees and committee meeting in which the trustee participates. In addition, the Chairpersons of PREIT’s audit committee, compensation committee and nominating and governance committee each receive an additional annual retainer of $10,000. Non-employee trustees also receive 1,000 restricted shares on January 31 of each year under the Restricted Share Plan for Non-Employee Trustees which vest over three years and receive a grant of 5,000 options upon first becoming a trustee which vest over four years.

Corporate Governance

PREIT’s corporate governance guidelines, codes of business conduct and ethics, and the governing charters for the audit, nominating and governance, and compensation committees of PREIT’s board of trustees are available free of charge on PREIT’s website at www.preit.com, as well as in print to any shareholder upon request. PREIT’s board of trustees and the nominating and governance committee of PREIT’s board regularly review corporate governance developments and modify these guidelines, codes, and charters as warranted. Any modifications are reflected on PREIT’s website.

Over half of the members of PREIT’s board of trustees are independent trustees. For a trustee to be considered independent, PREIT’s board must determine that the trustee does not have any direct or indirect material relationship with PREIT. PREIT’s board has established guidelines to assist it in determining trustee independence. These guidelines conform to the independence requirements contained in the New York Stock Exchange listing rules. In addition, PREIT’s board has adopted a categorical standard to assist it in making determinations of independence. The guidelines and the categorical standard that PREIT’s board of trustees uses to determine whether a trustee is independent are described in section I.1. of PREIT’s corporate governance guidelines. The board has determined that the following seven members of PREIT’s twelve member board of trustees satisfy the New York Stock Exchange’s independence requirements and PREIT’s guidelines: Stephen B. Cohen, Rosemarie B. Greco, Lee H. Javitch, Leonard I. Korman, Ira M. Lubert, Donald F. Mazziotti, and John J. Roberts.

All members of the compensation committee, audit committee, and nominating and governance committee of PREIT’s board of trustees must be, and are, independent trustees. Members of the audit committee must also satisfy additional SEC independence requirements, which provide that they may not accept directly or indirectly any consulting, advisory, or other compensatory fee from PREIT or any of its subsidiaries other than compensation for serving on PREIT’s board or on committees of PREIT’s board. Only the independent trustees listed above serve on the compensation committee, audit committee, and nominating and governance committee of PREIT’s board of trustees, and each of the members of PREIT’s audit committee satisfies the SEC’s additional independence standards.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires PREIT’s executive officers and trustees and persons who own more than ten percent of a registered class of PREIT’s equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish PREIT with copies of these reports. Based on PREIT’s review of the copies of the reports it has received, and written representations received from certain reporting persons with respect to the filing of reports on Form 3, 4, and 5, PREIT believes that all filings required to be made by the reporting persons

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since the beginning of 2004 were made on a timely basis except for the following: the reporting of an acquisition of a small number of shares by a limited partnership, the general partner of which is a corporation that is 100% owned by Ronald Rubin, was not made on a timely basis.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee is or was during 2004 an employee, or is or ever has been an officer, of PREIT or its subsidiaries. No executive officer of PREIT served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of PREIT’s board of trustees or compensation committee.

Compensation Committee Report on Executive Compensation

PREIT’s compensation committee is responsible for reviewing and approving goals and objectives relevant to the compensation of PREIT’s chief executive officer and other executive officers, for evaluating the performance of these executive officers against the goals and objectives and, after taking existing agreements into account, for determining appropriate compensation. The compensation committee also is responsible for recommending incentive compensation and equity-based plans to PREIT’s board of trustees, and for administering the policies that govern PREIT’s equity incentive plans. The compensation committee consists of four of PREIT’s independent trustees.

The members of the compensation committee believe that PREIT’s success will be attributable largely to the efforts of its employees and, in particular, the leadership of its officers. Therefore, the compensation committee believes it is important to:

•
create a fair, reasonable, and balanced executive compensation program that incentivizes and rewards management for performance while closely aligning the interests of management with those of shareholders;

•	foster excellence and create annual and long-term incentives that enable PREIT to attract, retain, and motivate key executives; and

•
provide a mix of cash and share-based compensation programs that are competitive with a select group of real estate investment trusts that the members of the compensation committee believe are comparable to PREIT.

Each executive officer’s salary, including that of the chief executive officer, is based on his employment contract and the competitive market for the executive officer’s services, considering the executive’s specific responsibilities, experience, and overall performance. The compensation committee reviews each executive officer’s salary and adjusts the salary to account for inflation, changes in the executive’s responsibilities, and changes in the competitive marketplace, as well as any increases required by the executive’s employment contract. The compensation committee has retained consultants to advise on compensation arrangements and to compare PREIT’s compensation policies and the amount and form of compensation PREIT pays to its key executives to that of other companies that the consultants and the compensation committee identify as PREIT’s peers.

The compensation committee periodically awards cash bonuses to executive officers based on specified percentages of the executive’s base salary, as well as restricted shares, options to purchase shares or other share-based compensation. These awards are based on PREIT’s financial results and the executive officer’s accomplishments in his or her area of responsibility.

The compensation committee believes that restricted share awards and cash bonuses based on PREIT’s financial performance are important elements in PREIT’s compensation structure because these awards promote alignment of the interests of PREIT’s key employees with the interests of PREIT’s shareholders. The compensation committee generally sets the criteria for PREIT’s financial performance based on PREIT’s total shareholder return as compared to other real estate investment trusts and/or the achievement of predetermined levels of “funds from operations,” as defined by the National Association of Real Estate Investment Trusts. The compensation committee believes that, due to the nature of PREIT’s business, funds from operations is a better

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measurement of PREIT’s operating performance than its reported net income because funds from operations excludes various items included in net income that do not relate to or are not indicative of operating performance, such as gains on sales of interests in real estate and depreciation and amortization of real estate. In general, total shareholder return is used more often than funds from operations with respect to awards of compensation determined by performance over a period of more than one year.

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to PREIT’s chief executive officer and its four other most highly compensated executive officers as of the close of PREIT’s tax year. To qualify for deductibility under Section 162(m), compensation, including base salary, annual bonuses, and compensation attributable to restricted stock vesting and nonqualified benefits, in excess of $1,000,000 per year paid to each of these executive officers generally must be “performance-based” compensation as determined under Section 162(m). To be performance-based compensation, the material terms of the performance goal(s) under which the compensation is to be paid must be disclosed to and approved by shareholders before the compensation is paid. Although the compensation committee’s intention is, to the greatest extent reasonable, to structure compensation so that it satisfies the “performance based” compensation requirements under Section 162(m), the compensation committee will balance the costs and burdens involved in doing so against the value to PREIT and its shareholders of the tax benefits to be obtained by PREIT in doing so. Accordingly, the compensation committee reserves the right to design programs that recognize a full range of performance criteria important to PREIT’s success, even where the compensation paid under such programs may not be fully deductible as a result of Section 162(m).

SUBMITTED BY THE EXECUTIVE
COMPENSATION AND HUMAN RESOURCES
COMMITTEE OF THE BOARD OF TRUSTEES

Leonard I. Korman, Chairman
Rosemarie B. Greco
Lee H. Javitch
Ira M. Lubert

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Performance Graph

The graph below sets forth PREIT’s cumulative shareholder return and the cumulative total return of the S&P 500 Index, the NAREIT Equity Index and the Russell 2000 Index for the period December 31, 1999 through December 31, 2004. Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The graph assumes that the value of the investment in each of PREIT and the three indices was $100 at December 31, 1999 and that all dividends were reinvested.

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Audit Committee Report

PREIT’s audit committee is governed by an amended and restated charter approved and adopted by PREIT on April 14, 2004. PREIT’s board of trustees has determined that all of the members of the audit committee are independent based on the New York Stock Exchange listing rules and PREIT’s own independence guidelines. Each member of the committee also meets the SEC’s additional independence requirements for audit committee members. In addition, PREIT’s board of trustees has determined that John J. Roberts is an “audit committee financial expert,” as defined by SEC rules.

PREIT’s management has primary responsibility for PREIT’s financial statements and reporting process, including the systems of internal controls. KPMG LLP, PREIT’s independent auditor for 2004, is responsible for expressing opinions on PREIT’s financial statements and on PREIT’s assessment of internal control over financial reporting. Before PREIT’s annual report on Form 10-K for the year ended December 31, 2004 was filed with the SEC, the audit committee reviewed and discussed with management and KPMG LLP PREIT’s audited financial statements for the year ended December 31, 2004, which included the consolidated balance sheets of PREIT as of December 31, 2004 and 2003, the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2004, and the notes thereto. In connection with this review, the audit committee, among other things:

•
made inquiries of PREIT’s internal auditor and KPMG LLP with respect to the maintenance by management of the reliability and integrity of PREIT’s accounting policies and financial reporting practices; and

•	reviewed with KPMG LLP its views on the quality of PREIT’s implementation of accounting principles, disclosure practices and use of accounting estimates in preparing the financial statements.

The audit committee discussed with KPMG LLP the matters required to be discussed by SAS 61 (Communications with Audit Committees), as amended by SAS 90 (Audit Committee Communications), which include, among other items, matters related to the conduct of the audit of PREIT’s financial statements. The audit committee received written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, which relates to the accountants’ independence from PREIT and its related entities, and has discussed with KPMG their independence from PREIT.

Based on the review and discussions referred to above, the audit committee recommended to PREIT’s board of trustees that PREIT’s audited financial statements be included in PREIT’s annual report on Form 10-K for the year ended December 31, 2004.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF TRUSTEES

John J. Roberts, Chairman
Stephen B. Cohen
Lee H. Javitch
Donald F. Mazziotti

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Additional Information Regarding Our Independent Public Auditors

In addition to retaining KPMG LLP (“KPMG”) to audit PREIT’s consolidated financial statements for 2004, PREIT retained KPMG, as well as other accounting firms, to provide other auditing and advisory services in 2004. PREIT understands the need for KPMG to maintain objectivity and independence in its audit of PREIT’s financial statements. To minimize relationships that could appear to impair the objectivity of KPMG, PREIT’s audit committee is required to pre-approve all non-audit work performed by KPMG.

The aggregate fees billed for professional services by KPMG in 2004 and 2003 for these various services were:

Type of Fees	2004	2003

Audit Fees	$954,000	$1,242,500
Audit-Related Fees	50,000	—
Tax Fees	578,000	491,900
All Other Fees	—	—

Total	$1,582,000	$1,734,400

In the table above, in accordance with the SEC’s definitions and rules, “audit fees” are fees PREIT paid KPMG for professional services for the audit of PREIT’s consolidated financial statements and in connection with PREIT’s assessment of its internal controls over financial reporting included in Form 10-Ks, review of financial statements included in Form 10-Qs, audits and reviews of partnership financial statements to satisfy lender or partnership agreement requirements, and fees paid for services that normally are provided by the accountant in connection with the review of SEC registration statements and other filings, comfort letters and consents; “audit-related fees” are fees for other statutory filings of non-consolidated entities; and “tax fees” are fees for tax compliance and other tax consultation related to the significant transactions consummated by PREIT during 2003. The fees listed in the table above were pre-approved by the audit committee. The audit committee considered the nature of the non-audit services provided by KPMG and determined that those services were compatible with the provision of independent audit services by KPMG.

Pre-Approval Policies and Procedures

In accordance with the SEC’s auditor independence rules, the audit committee pre-approves all audit and permissible non-audit services to be provided to us by our independent auditor. The audit committee has delegated pre-approval authority between meetings of the audit committee to the chair of the audit committee. The fees listed in the table above were pre-approved by the audit committee.

Principal Security Holders

The following table shows information concerning beneficial ownership of PREIT’s shares by the only persons shown by PREIT’s or the SEC’s records as beneficially owning more than 5% of PREIT’s common shares:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of Date of Applicable SEC Filing	Percent of Outstanding Shares as of April 1, 2005

Shares of Beneficial Interest	Deutsche Bank AG	5,061,196(1)	13.9%
Shares of Beneficial Interest	Mark E. Pasquerilla	2,289,005(2)	6.0%

(1)
Includes shares beneficially owned by RREEF America, L.L.C., Deutsche Investment Management Americas Inc., Deutsche Asset Management Inc. and Deutsche Bank Investment Managers, Inc., which are subsidiaries of Deutsche Bank AG.

(2)	See footnote 6 to the table appearing under the heading “Election of Trustees.”

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Incorporation by Reference

The information contained in this proxy statement under the headings “Compensation Committee Report on Executive Compensation,” “Performance Graph,” and “Audit Committee Report” is not “soliciting material,” nor is it “filed” with the SEC, nor shall the information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that PREIT specifically incorporates it by reference in a filing.

Shareholders’ Proposals

Under SEC rules, certain shareholder proposals may be included in PREIT’s proxy statement. Any shareholder desiring to have such a proposal included in PREIT’s proxy statement for the annual meeting to be held in 2006 must deliver a proposal in full compliance with Rule 14a-8 under the Securities Exchange Act of 1934 to PREIT’s executive offices by December 19, 2005. Where a shareholder does not seek inclusion of a proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, the proposal must have been received by March 4, 2006, or it will be deemed “untimely” for purposes of Rule 14a-4(c) under the Exchange Act and, therefore, the proxies will have the right to exercise discretionary authority with respect to such proposal. PREIT has not received any such proposal to be submitted from the floor at the upcoming meeting.

By Order of the Board of Trustees

Jeffrey A. Linn
Secretary

April 18, 2005

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Annual Meeting of Shareholders

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
May 19, 2005

This Proxy is solicited on behalf of the Board of Trustees

     The undersigned, revoking all prior proxies, hereby appoints Ronald Rubin, Edward A. Glickman and Leonard I. Korman, and each and any of them, as proxies of the undersigned, with full power of substitution, to vote and act with respect to all shares of beneficial interest of Pennsylvania Real Estate Investment Trust held of record by the undersigned at the close of business on April 1, 2005 at the Annual Meeting of Shareholders to be held on Thursday, May 19, 2005 and at any adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE, NO POSTAGE REQUIRED.

(continued on reverse side)

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PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
THE BELLEVUE
200 S. BROAD STREET
PHILADELPHIA, PA 19102

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Pennsylvania Real Estate Investment Trust in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Pennsylvania Real Estate Investment Trust, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

1.	ELECTION OF TRUSTEES:

NOMINEES:
01) Lee H. Javitch (Class A Trustee)	For All	To withhold authority to
02) Mark E. Pasquerilla (Class A Trustee)	Withhold All	vote for any individual
03) John J. Roberts (Class A Trustee)	For All Except	nominee(s), mark “FOR
04) Jonathan B. Weller (Class A Trustee)		ALL EXCEPT” and write
the nominee’s number on
the line below.
_____________________

2.	RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITOR FOR 2005:

FOR	AGAINST	ABSTAIN

3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THE SHARES REPRESENTED BY THIS PROXY, DULY EXECUTED, WILL BE VOTED AS INSTRUCTED ABOVE. IF INSTRUCTIONS ARE NOT GIVEN, THEY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL NO. 1 ABOVE AND FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITOR FOR 2005.

You are urged to sign and return this Proxy so that you may be sure that your shares will be voted.

Note: Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

Please indicate if you plan to attend this meeting      Yes           No

|	|
Signature (PLEASE SIGN WITHIN BOX) Date	Signature (PLEASE SIGN WITHIN BOX) Date